Exhibit 99.1

Tesla Fourth Quarter & Full Year 2016 Update

•    Q4 Model S and X orders reach record highs

•    Model 3 on track for initial production in July, volume production by September

•    Battery cell production started at Gigafactory 1

•    All Tesla vehicles in production have the hardware necessary for full self-driving

•    SolarCity and Grohmann integrations underway

•    Q3 to Q4 cash increased by over $300 million to $3.4 billion

•    2016 revenue of $7 billion, up 73% from 2015

We start 2017 well positioned to scale our business significantly. Model S and X net order growth remains strong, as we are continually evolving our products by elevating performance, convenience, and safety. Our Model 3 program is on track to start limited vehicle production in July and to steadily ramp production to exceed 5,000 vehicles per week at some point in the fourth quarter and 10,000 vehicles per week at some point in 2018. To support accelerating vehicle deliveries and maintain our industry-leading customer satisfaction, we are expanding our retail, Supercharger, and service functions.

Our acquisitions of SolarCity and Grohmann Engineering were completed in November and in January, respectively. With the acquisition of SolarCity, we have created the world’s only integrated sustainable energy company, from generation to storage to transportation. Grohmann Engineering is a world leader in highly-automated methods of manufacturing, and this acquisition launches Tesla Advanced Automation Germany, which will help us innovate manufacturing processes to be used initially in Model 3 production.

    ADVANCING SUSTAINABLE TRANSPORT

In Q4, we received 49% more global net orders for Model S and X combined, compared to the same period in 2015, as both vehicles continue to win over new customers. Automotive experts share this enthusiasm. In November, Model X won the Golden Steering Wheel (Das Goldene Lenkrad), one of the most prestigious automotive awards in the world. In December, a Consumer Reports survey ranked Tesla as having the best owner satisfaction, with 91% of customers saying they would purchase from Tesla again. Our result was seven percentage points ahead of our next closest competitor. Then, in January, the Model S won a “Best Cars 2017” imported car award from Automotor and Sport in Germany.

These accolades have not stopped us from continuing to evolve Model S and Model X. Motor Trend just tested a Model S P100D and reported faster vehicle acceleration than any car they have ever tested, including million dollar, two-seat, gasoline-powered supercars with almost no cargo space. Model S posted a record-setting 0 to 60 mph in only 2.275 seconds and covered a quarter mile in 10.5 seconds. We also introduced 100D versions of the Model S and Model X, each of which established new world records as the longest range all-electric production sedan and SUV, with estimated EPA ranges of 335 miles and 295 miles, respectively.

Our new Autopilot hardware platform, deployed in Q4 2016, establishes a vehicle technology threshold that is unmatched by any other production car. This new hardware platform, combined with our growing vehicle fleet, means Tesla is collecting more data for autonomous driving than any other company, helping to further accelerate the evolution of Autopilot. Despite the complexities of implementing Autopilot hardware on both Model S and Model X, we still produced 77% more vehicles in Q4 2016 than in Q4 2015. In Q1 2017, we began pushing over-the-air software updates to all Autopilot-equipped cars to further increase performance and safety.

Autopilot’s positive safety impact was confirmed in a January report by the National Highway Traffic Safety Administration, which stated, “The data show that the Tesla vehicles crash rate dropped by almost 40 percent after Autosteer installation.”

three months ended change key automotive metrics dec 31, 2016 sep 30, 2016 dec 31, 2015 qoq yoy annual vehicle order growth 49% 66% 33% n/a n/a vehicle production 24,882 25,185 14,037 -1% 77% vehicle deliveries 22,252 24,821 17,478 -10% 27% store & service locations 265 251 210 6% 26% supercharger sites 790 715 582 10% 36% supercharger connections 5,043 4,461 3,448 13% 46% destination charging sites 4,148 3,222 1,884 29% 120% destination charging connections 7,110 5,547 3,242 28% 119%

Gigafactory 1 Expansion in progress

We continue to evolve our service function as well. In Q4, we reduced service backlog in our busiest markets by 25%, and by year end we had increased the number of cars serviced per day by 45% since Q3’16, and by 95% since Q1’16. In fact, we are on track to reduce the global average wait time for vehicle service to less than one day by the end of the first quarter of 2017.

Ahead of the Model 3 launch, we are reengineering and expanding our operations as we anticipate the needs of a much larger family of Tesla owners. In service, since more than 80% of our repairs are so minor that they can be done remotely, we are expanding our mobile repair service that allows Tesla to make vehicle repairs at an owner’s home or office. In February, we opened a 168,000 square foot vehicle delivery center in Hong Kong; and we plan to accelerate expansion of the Supercharger network this year, starting with doubling our number of North American Supercharger locations in 2017.

Model 3 vehicle development, supply chain and manufacturing are on track to support volume deliveries in the second half of 2017. In early February, we began building Model 3 prototypes as part of our ongoing testing of the vehicle design and manufacturing processes. Initial crash test results have been positive, and all Model 3-related sourcing is on plan to support the start of production in July. Installation of Model 3 manufacturing equipment is underway in Fremont and at Gigafactory 1, where in January, we began production of battery cells for energy storage products, which have the same form-factor as the cells that will be used in Model 3. Later this year, we expect to finalize locations for Gigafactories 3, 4 and possibly 5 (Gigafactory 2 is the Tesla solar plant in New York).

ADVANCING SUSTAINABLE ENERGY

•    201 MW of solar energy generation deployed in Q4

•    98 MWh of energy storage deployed in Q4

We are working to make solar energy generation even more compelling with improved products and even better value. With our acquisition of SolarCity complete, we plan to reduce customer acquisition costs by cutting advertising spending, selling solar products in Tesla stores, and shifting from leasing to selling solar energy systems. During this transition, we plan to prioritize cash preservation over growth of MW deployed.

Solar Roof

As this transition progresses, we see a return to growth of MW deployed later this year to help us generate the cash and realize the cost synergies we projected prior to the acquisition. As evidence that we are on plan, our solar operations added $77 million of cash during the six weeks following the close of the acquisition, with 28% of solar capacity deployed during Q4 sold rather than leased, up from 13% sold in Q3, and up from less than 4% sold in Q4 2015.

Tesla Inverter & Powerpack 2

At a Q4 event, we unveiled our second generation of energy storage products, Powerpack 2 and Powerwall 2. These products are priced at a significantly lower cost/kWh and have more than double the volumetric energy density of our first-generation products. At the same event, we also revealed our solar roof, which we plan to begin selling and installing later this year. Compared to regular roofs, we expect our solar roof to last longer, look better, and cost less than a traditional tile roof plus the cost of electricity. To support solar roof production, we announced a solar cell manufacturing partnership with Panasonic. Production is scheduled to begin in Buffalo, N.Y. this year.

Our grid-scale energy storage projects demonstrate how utilities can safely and effectively use Tesla battery technology on a large scale to help meet customers’ energy needs,

especially during times of peak demand. Several of our recent projects include the Southern California Edison Mira Loma substation, the American Samoa installation, and the Kauai Island Utility Cooperative project.

At the Mira Loma substation we installed a 20 MW / 80 MWh energy storage system for Southern California Edison. Comprised of nearly 400 Powerpacks and 48 Tesla inverters, this project was completed in only 90 days from order to customer acceptance. In November, we completed a solar power and battery storage-enabled microgrid for the island of Ta’u in American Samoa. With 5,300 solar panels and 60 Powerpacks the microgrid can supply 1.4 MW of solar generation capacity with 6 MWh of battery storage to sustainably meet nearly 100% of the island’s electrical power needs. For the Kauai Island project, we are deploying solar panels and energy storage Powerpacks on a 65-acre solar power farm to displace generators.

Q4 2016 RESULTS

Our Q4 financial statements include the results of SolarCity’s operations from the close of the acquisition on November 21 to December 31, 2016. For comparative purposes, references to MW of solar energy generation deployed and the mix of solar systems that were sold or leased are presented for the full quarters presented.

To calculate non-GAAP results we eliminate non-cash stock-based compensation (SBC), one-time acquisition-related transaction costs and the gain on the acquisition of SolarCity. When calculating non-GAAP automotive gross margin, we eliminate the sale of Zero Emission Vehicle (ZEV) credits as well as SBC. For all references to non-GAAP measures, please see the Reconciliation of GAAP to Non-GAAP Financial Information at the end of this letter.

Starting in Q4, we have reclassified the revenue and cost of revenue of our energy storage products from ‘Services and other’ into ‘Energy generation and storage’ for all periods presented. Classification of automotive revenue and cost of revenue are unchanged.

    Revenue & Gross Margins

	Three Months Ended			Change
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	QoQ	YoY
Total revenue ($000)	$2,284,631	$2,298,436	$1,214,379	-1%	88%
Total gross margin	19.1%	27.7%	18.0%	-860 bp	110 bp

•	Total gross margin in Q4 2016 improved compared to Q4 2015, while sequentially gross margin declined primarily due to lower ZEV credit sales in Q4 2016.

	Three Months Ended			Change
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	QoQ	YoY
Automotive revenue ($000)	$1,994,123	$2,148,727	$1,117,007	-7%	79%
Automotive gross margin - GAAP	22.6%	29.4%	19.7%	-680 bp	290 bp
Automotive gross margin excluding SBC and ZEV credit - Non-GAAP	22.2%	25.0%	19.7%	-280 bp	250 bp

•	Average transaction prices increased 1% from Q3 2016, primarily driven by continued mix shift to Model X. This was partially offset by unfavorable foreign currency changes during the quarter.

•	Non-GAAP automotive gross margin decreased sequentially for three primary reasons with a combined unfavorable gross profit impact of more than 3 percentage points of gross margin:

•	despite continued strong demand for Autopilot, we recognized almost no new Autopilot-related revenue in Q4, as software updates were delayed until Q1

•	unfavorable exchange rate changes during the quarter

•	a sequential increase in fixed asset dispositions

•	Deliveries subject to lease accounting dropped to 25% of total deliveries, down from 32% in Q3 2016, and down from 42% in Q4 last year.

	Three months Ended			Change
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	QoQ	YoY
Energy generation and storage revenue ($000)	$131,385	$23,334	$11,494	463%	1043%
Energy generation and storage gross margin	2.7%	-4.1%	11.8%	680 bp	-910 bp

•	Q4 Energy generation and storage gross margin was lower than planned as we scaled production capacity in Q4 for our energy storage products to accommodate future growth. Long term, gross margin is expected to be similar to Automotive, but with a significantly higher revenue growth rate.

	Three Months Ended			Change
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	QoQ	YoY
Services and other revenue ($000)	$159,123	$126,375	$85,878	26%	85%
Services and other gross margin	-11.3%	4.8%	-3.9%	-1610 bp	-740 bp

•	During Q4, customers asked us to repurchase fewer than 3% of vehicles eligible for buy back under our resale value guarantee program. Still, pre-owned vehicle sales drove most of the increase in Q4 Services and other revenue.

•	Service and other gross margin was affected by negative vehicle service gross margin in the quarter, as we ramp up our service capability ahead of the launch of Model 3.

Operating Expenses and Net Results

	Three Months Ended			Change
	Dec 31,	Sep 30,	Dec 31,
($000)	2016	2016	2015	QoQ	YoY
Total operating expenses - GAAP	$701,976	$551,113	$478,897	27%	47%
Total operating expenses - Non-GAAP	$607,020	$470,509	$429,287	29%	41%

R&D expenses - GAAP	$245,960	$214,302	$190,243	15%	29%
R&D expenses - Non-GAAP	$204,656	$174,082	$164,791	18%	24%

SG&A expenses - GAAP	$456,016	$336,811	$288,654	35%	58%
SG&A expenses - Non-GAAP	$402,364	$296,427	$264,496	36%	52%

•	We increased total Q4 GAAP operating expenses to support our growing business and added $85 million of solar-related operating expenses since the acquisition of SolarCity.

•	Research and development (R&D) expenses, which are mainly related to our automotive activities, increased primarily because of Model 3-related development work, while sales, general and administrative expenses (SG&A) increased as we expanded operations to support our growing customer base.

	Three Months Ended			Change
($000, except per share amounts)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	QoQ	YoY
Net income (loss) attributable to common stockholders - GAAP	$(121,337)	$21,878	$(320,397)	-655%	62%
Net income (loss) attributable to common stockholders - Non-GAAP	(106,546)	111,421	(264,792)	-196%	60%

GAAP Net income (loss) per common share attributable to common stockholders:
Basic	$(0.78)	$0.15	$(2.44)	$(0.93)	$1.66
Diluted	$(0.78)	$0.14	$(2.44)	$(0.92)	$1.66

Non-GAAP Net income (loss) per common share attributable to common stockholders:
Basic	$(0.69)	$0.75	$(2.02)	$(1.44)	$1.33
Diluted	$(0.69)	$0.71	$(2.02)	$(1.40)	$1.33

Weighted average shares (000)
Basic	155,024	148,991	131,100
Diluted	155,024	156,935	131,100

•	The Q4 2016 share count amounts reflect six weeks weighted impact of shares issued related to the acquisition of SolarCity.

Cash Flow and Liquidity

	Three Months Ended			Change
($000)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	QoQ	YoY
Cash and cash equivalents	$3,393,216	$3,084,257	$1,196,908	10%	183%
Cash flows provided by (used in) operating activities	(448,209)	423,650	(29,849)	-206%	-1402%
Change in collateralized lease borrowing	212,040	173,144	208,793	22%	2%

Operating cash flows plus change in collateralized lease borrowing	(236,169)	596,794	178,944	-140%	-232%

•	In Q4, we increased cash by $309 million. Cash used in operating activities was unusually high as we paid down trade payables and had an elevated number of vehicles-in-transit at quarter end. As designed, our funding arrangements scaled with our operating cash flow needs as receipts from our bank leasing partners and draws on our asset-backed line and credit facility increased our liquidity position. We also received $214 million in cash from the acquisition of SolarCity.

•	We invested $522 million in capital expenditures for Model 3 manufacturing capacity, Gigafactory 1, and expanded customer support infrastructure. Our capital expenditures came in below plan as we continue to negotiate more favorable payment terms with our capital equipment suppliers, pushing some payments closer to the start of Model 3 production and some payments beyond the start of production.

•	During the quarter, we added three new lender commitments under our asset-backed line and vehicle lease warehouse credit facility, increasing our credit agreements by $500 million, for a total of $1.80 billion in commitments. At quarter end, we had $1.36 billion drawn against these commitments.

OUTLOOK

We are excited about 2017, as we expect to see significant advances across our transport, energy generation and storage product lines. Most notably, the Model 3 and solar roof launches are on track for the second half of the year. However, since even a couple-week shift in timing could have a meaningful impact on total deliveries and installs, we are focusing our guidance on the first half of the year.

We expect to deliver 47,000 to 50,000 Model S and Model X vehicles combined in the first half of 2017, representing vehicle delivery growth of 61% to 71% compared with the same period last year. In addition, both GAAP and non-GAAP automotive gross margin should recover in Q1 to Q3 2016 levels and then continue to expand in Q2 2017.

As for our energy generation and storage business, we plan to prioritize profitability and cash preservation over total MW deployed ahead of the solar roof launch. We are on track to generate $500M in cash (including growth of non-recourse project financing) by 2019 and achieve the cost synergies we committed to upon acquiring SolarCity. Specifically, we plan to reduce customer acquisition costs by cutting advertising spending, selling solar products in Tesla stores, and shifting away from leasing solar systems.

We expect to invest between $2 billion and $2.5 billion in capital expenditures ahead of the start of Model 3 production. We continue to focus on capital efficiency while also investing in battery cell, pack and energy storage production at Gigafactory 1.

Tesla continues to execute against its mission of accelerating the world’s transition to sustainable energy, and we look forward to hitting the 2017 milestones that are critical to our long-term plan.

Elon Musk, Chairman & CEO	Jason Wheeler, Chief Financial Officer

WEBCAST INFORMATION

Tesla will provide a live webcast of its fourth quarter and full year 2016 financial results conference call beginning at 2:30 p.m. PT on February 22, 2017, at ir.tesla.com. This webcast will also be available for replay for approximately one year thereafter.

NON-GAAP FINANCIAL INFORMATION

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis to supplement our consolidated financial results. Our non-GAAP financial measures include non-GAAP gross margin, non-GAAP net income (loss) attritable to common stockholders, non-GAAP net income (loss) attributable to common stockholders on a per share basis, and operating cash flows plus change in collateralized lease borrowing. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Management also believes that presentation of the non-GAAP financial measures provides useful information to our investors regarding our financial condition and results of operations because it allows investors greater transparency to the information used by Tesla management in its financial and operational decision-making so that investors can see through the eyes of Tesla management regarding important financial metrics that Tesla management uses to run the business as well as allows investors to better understand Tesla’s performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

FORWARD-LOOKING STATEMENTS

Certain statements in this shareholder letter, including statements in the “Outlook” section; statements relating to the progress Tesla is making with respect to product development; statements regarding growth in the number of Tesla store, service center and Supercharger locations; statements relating to the production and delivery timing of future products such as Model 3; statements regarding growth of our energy business; growth in demand and orders for Tesla products and the catalysts for that growth; the ability to achieve product demand, volume, production, delivery, revenue, cash generation, cash flow, leasing, gross margin, spending, capital expenditure and profitability targets; productivity improvements and capacity expansion plans, such as for Gigafactory 1, the Buffalo, N.Y. factory, or future factories; Gigafactory 1 timing, plans and output expectations, including those related to cell and other production; and opportunities for product innovation and integration with SolarCity, as well as expected cost synergies, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production and delivery of Model S and Model X vehicles and energy products, and production and delivery of Model 3 vehicles; the ability to design and achieve market acceptance of Model S and its variants, as well as new vehicle models, specifically Model X and Model 3; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; adverse foreign exchange movements; any failures by Tesla products to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular, particularly in premium sedan, premium SUV and small to medium-sized sedan markets; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for the Gigafactory 1 site, obtaining permits and incentives, negotiating terms with technology, materials and other partners for Gigafactory 1, and maintaining Gigafactory 1 implementation schedules, output and costs estimates; and Tesla’s ability to execute on its retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on November 2, 2016. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Jeff Evanson Investor Relations ir@tesla.com	Press Contact: David Arnold Communications press@tesla.com

Tesla, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Year Ended
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Revenue
Automotive	$1,739,449	$1,917,442	$1,014,337	$5,589,007	$3,431,586
Automotive leasing	254,674	231,285	102,670	761,759	309,387

Total automotive revenue	$1,994,123	$2,148,727	$1,117,007	$6,350,766	$3,740,973
Energy generation and storage	131,385	23,334	11,494	181,394	14,477
Services and other	159,123	126,375	85,878	467,972	290,575

Total revenue	$2,284,631	$2,298,436	$1,214,379	$7,000,132	$4,046,025

Cost of revenue Automotive	1,372,604	1,355,102	831,349	4,268,087	2,639,927
Automotive leasing	171,818	161,959	65,092	481,994	183,375

Total automotive cost of revenue	$1,544,422	$1,517,061	$896,441	$4,750,081	2,823,302
Energy generation and storage	127,779	24,281	10,134	178,332	12,287
Services and other	177,152	120,359	89,240	472,462	286,933

Total cost of revenue (1)	$1,849,353	$1,661,701	$995,815	$5,400,875	$3,122,522
Gross profit	$435,278	$636,735	$218,564	$1,599,257	$923,503
Operating expenses Research and development (1)	$245,960	$214,302	$190,243	$834,408	$717,900
Selling, general and administrative (1)	456,016	336,811	288,654	1,432,189	922,232

Total operating expenses	$701,976	$551,113	$478,897	$2,266,597	$1,640,132

Income (loss) from operations	(266,698)	85,622	(260,333)	(667,340)	(716,629)
Interest income	2,179	2,858	750	8,530	1,508
Interest expense (2)(3)	(65,104)	(46,713)	(38,617)	(198,810)	(118,851)
Other income (expense), net (4)	121,224	(11,756)	(17,149)	111,272	(41,652)

Income (loss) before income taxes	$(208,399)	$30,011	$(315,349)	$(746,348)	$(875,624)
Provision for income taxes	11,070	8,133	5,048	26,698	13,039

Net income (loss)	$(219,469)	$21,878	$(320,397)	$(773,046)	$(888,663)
Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interest	$(98,132)	$—	$—	$(98,132)	$—

Net income (loss) attributable to common stockholders	$(121,337)	$21,878	$(320,397)	$(674,914)	$(888,663)

Net income (loss) per common share attributable to common stockholders:
Basic	$(0.78)	$0.15	$(2.44)	$(4.68)	$(6.93)

Diluted	$(0.78)	$0.14	$(2.44)	$(4.68)	$(6.93)

Shares used in per share calculation:
Basic	155,024	148,991	131,100	144,212	128,202

Diluted	155,024	156,935	131,100	144,212	128,202

Notes: (1) Includes stock-based compensation expense of the following for the periods presented:

Cost of revenue	$8,562	$8,939	$5,995	$30,400	$19,244
Research and development	41,304	40,220	25,452	154,632	89,309
Selling, general and administrative	37,845	40,384	24,158	149,193	89,446

Total stock-based compensation expense	$87,711	$89,543	$55,605	$334,225	$197,999

(2) Interest expense includes non-cash interest expense related to convertible notes and other borrowing for the periods presented:	$39,915	$33,135	$27,285	$133,815	$87,125

(3) Interest expense includes the following as a result of the assumed debt from SolarCity:
Interest expense (excluding amortization of debt discount and fees)—recourse debt	$5,476	$—	$—	$5,476	$—
Interest expense (excluding amortization of debt discount and fees)—non-recourse debt	10,007	—	—	$10,007	—

	$15,483	$—	$—	$15,483	$—

(4) Includes one-time gain on acquisition of SolarCity of $88.7 million recognized during Q4 2016.

Tesla, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	Dec 31, 2016	Dec 31, 2015
Assets
Current assets
Cash and cash equivalents	$3,393,216	$1,196,908
Restricted cash and marketable securities - current	105,519	22,628
Accounts receivable	499,142	168,965
Inventory	2,067,454	1,277,838
Prepaid expenses and other current assets	194,465	115,667

Total current assets	6,259,796	2,782,006
Operating lease vehicles, net	3,134,080	1,791,403
Solar energy systems, leased and to be leased, net	5,919,880	—
Property, plant and equipment, net	5,982,957	3,403,334
Intangible assets, net	376,145	12,574
My Power customer notes receivable, net of current portion	506,302	—
Restricted cash, net of current portion	268,165	31,522
Other assets	216,751	47,100

Total assets	$22,664,076	$8,067,939

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,860,341	$916,148
Accrued and other current liabilities	1,210,028	422,798
Deferred revenue	763,126	423,961
Resale value guarantees	179,504	136,831
Customer deposits	663,859	283,370
Current portion of long-term debt and capital leases (1)	1,150,147	627,927

Total current liabilities	5,827,005	2,811,035
Long-term debt and capital leases, net of current portion (1)	5,969,500	2,021,093
Deferred revenue, net of current portion	851,790	446,105
Resale value guarantees, net of current portion	2,210,423	1,293,741
Other long-term liabilities	1,891,449	364,976

Total liabilities	16,750,167	6,936,950
Redeemable noncontrolling interests in subsidiaries	367,039	—
Convertible senior notes (1)(2)	8,784	47,285
Stockholders’ equity	4,752,911	1,083,704
Noncontrolling interests in subsidiaries	785,175	—

Total liabilities and equity	$22,664,076	$8,067,939

Notes:
(1) Breakdown of our debt and assumed debt from the SolarCity acquisition is as follows:
Recourse debt	$4,630,886	2,616,347
Non-recourse debt	$2,375,782	—

(2)    Our common stock price exceeded the conversion threshold price of our convertible senior notes due 2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes are convertible at the holder’s option during the fourth quarter of 2016. As such, the carrying value of the 2018 Notes was classified as a current liability as of December 31, 2016 and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity on our condensed consolidated balance sheet as of December 31, 2016.

Tesla, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended			Year Ended
	Dec 31,	Sep 30,	Dec 31,	Dec 31,	Dec 31,
	2016	2016	2015	2016	2015
Cash flows from operating activities
Net loss	$(219,469)	$21,878	$(320,397)	$(773,046)	$(888,663)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	326,939	280,469	143,723	947,099	422,590
Stock-based compensation	87,711	89,543	55,605	334,225	197,999
Gain on acquisition of SolarCity	(88,727)	—	—	(88,727)	—
Other	(8,068)	67,481	106,826	150,481	236,864
Change in operating assets and liabilities, net of impact of business combination
Accounts receivable	(106,055)	(109,084)	(32,106)	(216,565)	46,267
Inventory and operating lease vehicles	(667,489)	(580,283)	(482,478)	(2,465,703)	(1,573,860)
Accounts payable and accrued liabilities	53,112	484,579	174,107	750,640	263,345
Deferred revenue	126,775	91,043	135,948	382,962	322,203
Customer deposits	(20,778)	10,584	16,407	388,361	36,721
Other	67,840	67,440	172,516	466,444	412,035

Cash provided by (used in) operating activities	(448,209)	423,650	(29,849)	(123,829)	(524,499)

Cash flows from investing activities
Capital expenditures	(521,612)	(247,611)	(411,222)	(1,280,802)	(1,634,850)
Payments for the cost of solar energy systems, leased and to be leased	(159,669)	—	—	(159,669)	—
Cash acquired through (used in) business combination	213,523	—	—	213,523	(12,260)
Change in restricted cash and other	(126,993)	(20,395)	(3,058)	(189,482)	(26,441)

Cash used in investing activities	(594,751)	(268,006)	(414,280)	(1,416,430)	(1,673,551)

Cash flows from financing activities
Proceeds (repayments) from debt activities, net	968,613	(522,513)	135,000	975,417	318,972
Collateralized borrowing	212,040	173,144	208,793	769,709	568,745
Net cash flows from noncontrolling interests	180,277	—	—	180,277	—
Proceeds from issuance of common stock in a public offering	—	—	(20,000)	1,701,734	730,000
Other	11,897	28,499	(98,755)	116,839	(94,194)

Cash provided by (used in) financing activities	1,372,827	(320,870)	225,038	3,743,976	1,523,523

Effect of foreign exchange rates on cash and cash equivalents	(20,908)	3,182	(10,037)	(7,409)	(34,278)

Net increase (decrease) in cash and cash equivalents	308,959	(162,044)	(229,128)	2,196,308	(708,805)
Cash at the beginning of the period	3,084,257	3,246,301	1,426,036	1,196,908	1,905,713

Cash at the end of the period	$3,393,216	$3,084,257	$1,196,908	$3,393,216	$1,196,908

Tesla, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Year Ended
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Automotive gross profit - GAAP	$449,701	$631,666	$220,566	$1,600,685	$917,671
Stock-based compensation expense	8,562	8,939	5,995	30,400	19,244
ZEV credit revenue recognized	(19,840)	(138,541)	(8,181)	(215,432)	(112,061)

Automotive gross profit excluding SBC and ZEV credit - Non-GAAP	$438,423	$502,064	$218,381	$1,415,653	$824,855

Automotive gross margin - GAAP	22.6%	29.4%	19.7%	25.2%	24.5%
Stock-based compensation expense	0.4%	0.4%	0.5%	0.5%	0.5%
ZEV credit revenue recognized	-0.8%	-4.8%	-0.5%	-2.6%	-2.3%

Automotive gross margin excluding SBC and ZEV credit - Non-GAAP	22.2%	25.0%	19.7%	23.1%	22.7%

Research and development expenses - GAAP	$245,960	$214,302	$190,243	$834,408	$717,900
Stock-based compensation expense	(41,304)	(40,220)	(25,452)	(154,632)	(89,309)

Research and development expenses - Non-GAAP	$204,656	$174,082	$164,791	$679,776	$628,591

Selling, general and administrative expenses - GAAP	$456,016	$336,811	$288,654	$1,432,189	$922,232
Stock-based compensation expense	(37,845)	(40,384)	(24,158)	(149,193)	(89,446)
Acquisition related transaction costs	(15,807)	—	—	(15,807)	—

Selling, general and administrative expenses - Non-GAAP	$402,364	$296,427	$264,496	$1,267,189	$832,786

Net Income (loss) attributable to common stockholders - GAAP	$(121,337)	$21,878	$(320,397)	$(674,914)	$(888,663)
Stock-based compensation expense	87,711	89,543	55,605	334,225	197,999
Acquisition related transaction costs	15,807	—	—	15,807	—
Gain on acquisition of SolarCity	(88,727)	—	—	(88,727)	—

Net income (loss) attributable to common stockholders - Non-GAAP	$(106,546)	$111,421	$(264,792)	$(413,609)	$(690,664)

Net income (loss) per share attributable to common stockholders, basic - GAAP	$(0.78)	$0.15	$(2.44)	$(4.68)	$(6.93)
Stock-based compensation expense	0.56	0.60	0.42	2.32	1.54
Acquisition related transaction costs	0.10	—	—	0.11	—
Gain on acquisition of SolarCity	(0.57)	—	—	(0.62)	—

Net income (loss) per share attributable to common stockholders, basic - Non-GAAP	$(0.69)	$0.75	$(2.02)	$(2.87)	$(5.39)

Shares used in per share calculation, basic - GAAP and Non-GAAP	155,024	148,991	131,100	144,212	128,202

Net income (loss) per share attributable to common stockholders, diluted - GAAP	$(0.78)	$0.14	$(2.44)	$(4.68)	$(6.93)
Stock-based compensation expense	0.56	0.57	0.42	2.32	1.54
Acquisition related transaction costs	0.10	—	—	0.11	—
Gain on acquisition of SolarCity	(0.57)	—	—	(0.62)	—

Net income (loss) per share attributable to common stockholders, diluted - Non-GAAP	$(0.69)	$0.71	$(2.02)	$(2.87)	$(5.39)

Shares used in per share calculation, diluted - GAAP and Non-GAAP	155,024	156,935	131,100	144,212	128,202

Tesla, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Year Ended
	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Other Selected Financial Information
Cash flows provided by (used in) operating activities	$(448,209)	$423,650	$(29,849)	$(123,829)	$(524,499)
Change in collateralized lease borrowing	212,040	173,144	208,793	769,709	568,745

Operating cash flows plus change in collateralized lease borrowing	$(236,169)	$596,794	$178,944	$645,880	$44,246